EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of May   , 2007, by and between The Phone Card Warehouse Inc., a Florida corporation, with an office located at 10376 E. Colonial Drive #135, Orlando, FL 32817 (the " Company"), and Kaushika Patel, an individual and resident of New York ("Executive").

WHEREAS, the Company is in the business of distributing prepaid telephone service products; and

WHEREAS, Executive has had experience in the operations of businesses distributing prepaid telephone service products; and

WHEREAS, the Company desires to retain the services of Executive; and

WHEREAS, Executive is willing to be employed by the Company; and

WHEREAS, the Company is a wholly-owned subsidiary of Reliablecom, Inc., a Delaware corporation (“Parent”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment.  Executive is hereby employed and engaged to serve the Company as the Controller of the Company, or such additional titles as the Board of Directors of the Company shall specify from time to time, and Executive does hereby accept, and Executive hereby agrees to such engagement and employment.

2. Duties.  Executive shall be responsible for customary duties performed by a corporate controller.  Executive shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company’s board of directors and Chief Executive Officer. Executive shall be responsible and report only to the Company’s board of directors and Chief Executive Officer.  The Company’s board of directors and Chief Executive Officer, in their sole and absolute discretion, shall determine Executive’s duties and responsibilities and may assign or reassign Executive to such duties and responsibilities as it deems in the Company's best interest.  Executive shall devote her full-time attention, energy, and skill during normal business hours to the business and affairs of the Company and shall not, during the Employment Term, as that term is defined below, be actively engaged in any other business activity, except with the prior written consent of the Company’s board of directors.

During the term of this Agreement, Company shall continue its business activities in substantially the same manner as had existed during the twelve month period immediately preceding the date of this Agreement.  Company shall not transfer its business operations to any affiliate or nonaffiliate of Company during the term of the Agreement.  Executive shall devote Executive’s full-time attention, energy, and skill during normal business hours to the business and affairs of the Company and shall not, during the Employment Term, as that term is defined below, be actively engaged in any other business activity, except with the prior written consent of the Company’s board of directors.

Nothing in this Agreement shall preclude Executive from devoting reasonable periods required for:

(a)

serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company;

(b)

serving as a consultant in her area of expertise (in areas other than in connection with the business of the Company), to government, industrial, and academic panels where it does not conflict with the interests of the Company; and

(c)

managing her personal investments or engaging in any other non-competing business;

provided that such activities do not interfere with the regular performance of her duties and responsibilities under this Agreement as determined by the Company.

3. Best Efforts of Executive.  During her employment hereunder, Executive shall, subject to the direction and supervision of the Company’s board of directors, devote her full business time, best efforts, business judgment, skill, and knowledge to the advancement of the Company's interests and to the discharge of her duties and responsibilities hereunder.

4. Employment Term. This Agreement shall have a term of three (3) years, beginning on the date of this Agreement (the "Employment Term"). Upon the initial expiration of the Employment Term or any renewal thereof (a “Term”), this Agreement shall automatically be extended for one additional year, unless a written notice of termination shall be provided at least 90 days prior to the expiration of the Term or unless terminated by either party pursuant to Section 12.

5. Compensation of Executive.  During the first three years of the Term of this Agreement, the Executive shall be paid a salary of $6,250.00 per month, payable in accordance with the Company’s regular payroll practices.  Commencing after three years, as preliminary compensation for the services provided by Executive under this Agreement, the Company shall pay Executive a monthly draw of $6,250.00 as an advance on actual compensation, to be paid in accordance with the Company's usual payroll procedures. Within fifty (50) days after the end of each of the first three fiscal quarters of the Company, the Company’s Chief Financial Officer shall prepare quarterly financial statements in accordance with generally accepted accounting principals (“GAAP”).  Such financial statement shall include a calculation of the Company’s net profit for quarter in accordance with GAAP and after deduction for accounts receivable which have been outstanding for more than 45 days (“Quarterly Net Profit”).  The Executive shall be paid an amount, if any, by which 25% of the Quarterly Net Profit exceeds $62,500 (each, a “Quarterly Payout”).  Notwithstanding the foregoing, in the event 25% of the Quarterly Net Profit shall be less than $62,500 (the “Quarterly Shortfall Amount”), the monthly draw for the following quarter shall be reduced by an amount equal to the Quarterly Shortfall Amount, divided by three. Within one hundred five (105) days after the end of the Company’s fourth fiscal quarter, the Company shall prepare an annual financial statement in accordance with GAAP. Such financial statement shall include a calculation of the Company’s net profit for year in accordance with GAAP and after deduction for accounts receivable which have been outstanding for more than 45 days (“Annual Net Profit”).  The Executive shall be paid an amount, if any, by which 25% of the Annual Net Profit exceeds $250,000, plus all Quarterly Payouts for such fiscal year.  In the event the Company does not have a net profit based on the Quarterly Net Profits and Annual Net Profit, the aggregate loss for such period shall be carried forward to the following fiscal year.  All payments shall be made within fifteen (15) days of delivery of the quarterly financial statements and profit calculation to the Executive.

6. Benefits.  Executive shall also be entitled to participate in any and all Company benefit plans, from time to time, in effect for executives of the Company.  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

7. Vacation, Sick Leave and Holidays.  Executive shall be entitled paid vacation in accordance with Company policies established and in effect from time to time , with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies with a minimum of three weeks. In addition, Executive shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

8. Business Expenses.  The Company shall promptly reimburse Executive for all reasonable out-of-pocket business expenses incurred in performing Executive’s duties and responsibilities hereunder in accordance with the Company's policies, provided Executive promptly furnishes to the Company adequate records of each such business expense.

9.  Location of Executive's Activities.  Executive’s principal place of business in the performance of her duties and obligations under this Agreement shall be in the New York area.  Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of her duties hereunder.

10. Confidentiality.  Executive recognizes that the Company has and will have business affairs, products, future plans, trade secrets, customer lists, and other vital information (collectively "Confidential Information") that are valuable assets of the Company.  Executive agrees that he shall not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Confidential Information to any third party without the prior written consent of the Company’s board of directors.  Executive will protect the Confidential Information and treat it as strictly confidential.

12. Termination.   Notwithstanding any other provisions hereof to the contrary, Executive’s employment hereunder shall terminate under the following circumstances:

(a)

Termination for Cause.  The Company shall have the right to terminate this Agreement and Executive’s employment hereunder at any time for cause. As used in this Agreement, "cause" shall mean refusal by Executive to implement or adhere to lawful policies or directives of the Company’s board of directors, breach of this Agreement, Executive’s conviction of a felony, other conduct of a criminal nature that may have a material adverse impact on the Company's reputation, breach of fiduciary duty or the criminal misappropriation by Executive of funds from or resources of the Company. Cause shall not be deemed to exist unless the Company shall have first given Executive a written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute "cause" and thirty (30) days after such notice such conduct has, or such circumstances have, as the case may be, not entirely ceased and not been entirely remedied.

(b)

Termination Upon Death or for Disability.  This Agreement and Executive’s employment hereunder, shall automatically terminate upon Executive’s death or upon written notice to Executive and certification of Executive’s disability by a qualified physician or a panel of qualified physicians if Executive becomes disabled beyond a period of twelve (12) months and is unable to perform the duties contain in this Agreement.

(c)

Effect of Termination In the event that this Agreement and Executive’s employment is terminated for cause pursuant to Section 12(a), all obligations of the Company and all duties, responsibilities and obligations of Executive under this Agreement shall cease. Upon such termination, Executive shall be entitled to receive only the compensation, benefits, and reimbursement earned by or accrued to Executive under the terms of this Agreement prior to the date of termination, but shall not be entitled to any further compensation, benefits, or reimbursement after such date. Upon death or disability of Executive pursuant to Section 12(b) during the first three years of the Term, Executive shall be entitled to all compensation pursuant to Section 5 for the period between the effective termination date to the end of the Employment Term pursuant to Section 4. Payment will be made to Executive or Executive’s appointed trustee. Upon death or disability of Executive pursuant to Section 12(b) after the first three years of the Term, Executive shall be entitled to all compensation pursuant to Section 5 for the period through the effective termination date. Other than as set forth above, Executive shall not be entitled to any further compensation, benefits, or reimbursement after the date of her termination. In the event of a merger, consolidation, sale, or change of control, the Company's rights hereunder shall be assigned to the surviving or resulting company, which company shall then honor this Agreement with Executive.  In the that this Agreement is terminated without cause during the first three years of this Agreement, Executive shall remain entitled to all Quarterly Payouts due for the first three years of this Agreement.

(d)

Termination by Executive.  This Agreement and Executive’s employment hereunder, may be terminated upon ninety (90) days advance written notice by Executive to Company.  Upon any such termination, Executive shall be entitled to receive only the compensation, benefits, and reimbursement earned by or accrued to Executive under the terms of this Agreement prior to the date of termination.

13. Resignation as Officer.  In the event that Executive’s employment with the Company is terminated for any reason whatsoever, Executive agrees to immediately resign as an Officer and/or Director of the Company and any related entities. For the purposes of this Section 13, the term the "Company" shall be deemed to include subsidiaries, parents, and affiliates of the Company.

14. Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any applicable conflicts of law provisions.

15. Business Opportunities.  During the Employment Term Executive agrees to bring to the attention of the Company’s board of directors all written business proposals that come to Executive’s attention and all business or investment opportunities of whatever nature that are created or devised by Executive and that relate to areas in which the Company conducts business and might reasonably be expected to be of interest to the Company or any of its subsidiaries.

16. Executive’s Representations and Warranties. Executive hereby represents and warrants that he is not under any contractual obligation to any other company, entity or individual that would prohibit or impede Executive from performing her duties and responsibilities under this Agreement and that he is free to enter into and perform the duties and responsibilities required by this Agreement. Executive hereby agrees to indemnify and hold the Company and its officers, directors, employees, shareholders and agents harmless in connection with the representations and warranties made by Executive in this Section 16.

17.  Executive’s Covenant.  The Executive covenants and agrees to use her best efforts to cooperate with the Company and companies affiliated with the Company in the preparation of audited consolidated financial statements of Parent for the two year period ended December 31, 2006, or any subsequent period thereafter, as such may be required pursuant to Regulation S-K under the Securities Exchange Act of 1934.

18. Notices.  All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:

Executive:

The Phonecard Warehouse, Inc.

Kaushika Patel

10376 E. Colonial Drive #135

Orlando, Florida 32817

19. Entire Agreement.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Executive and is not assignable or delegable, in whole or in part, by Executive. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.  In the event of any dispute, the prevailing party shall be entitled to recover its reasonable attorney’s fees and court costs on the trial and appellate levels.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE PHONECARD WAREHOUSE, INC.

EXECUTIVE

By:______________________________

________________________________

     Name: _________________________

Kaushika Patel

       Title: _________________________